Exhibit 99.1

Netlist Appoints HK Desai to Board of Directors

IRVINE, CA — (Marketwire) — 03/01/12 — Netlist, Inc. (NASDAQ: NLST), a leading provider of cloud computing memory subsystems, today announced the appointment of HK Desai, Chairman of the Board of QLogic, to its Board of Directors.

Desai brings more than 20 years of industry experience to Netlist’s Board of Directors. Prior to his current position, he served as Chief Executive Officer of QLogic for 15 years until November 2011. Desai was first appointed to the QLogic Board in 1996 and became Chairman in 1999. Desai also serves on the board of publicly-traded Applied Micro Circuits Corp.

C.K. Hong, Chairman and Chief Executive Officer of Netlist, said, “We are very pleased to have a new board member of HK’s stature. His leadership and proven track record in the development of innovative technologies and the successful expansion of QLogic’s business make him an invaluable member of our board, as we continue to execute on our growth and investment strategies. We welcome HK to our board.”

Desai was awarded the American Electronics Association (now TechAmerica) Executive of the Year Award in 1999. He was also awarded the Ernst & Young Entrepreneur of the Year Award in 2000. In 2002, he was honored with the Director of the Year Award from the Forum for Corporate Directors and made the Byte and Switch “Top Ten Storage Networking All Stars” list.

Desai holds a master’s degree in electrical engineering from the University of California, Berkeley, and a bachelor’s degree in electrical engineering from Maharaja Sayajirao University in India.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud?, a patented memory technology that breaks traditional memory barriers, NVvault? family of products that enables data retention during power interruption, EXPRESSvault?, a PCI Express backup/recovery solution for cache data protection and a robust portfolio of high performance and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China and a research, development and design facility in Silicon Valley. Netlist is listed on NASDAQ and trades under the symbol NLST. For more information, please visit www.netlist.com.

For more information, please contact:

Brainerd Communicators, Inc.
Corey Kinger
(investors)
kinger@braincomm.com

Sharon Oh
(media)
oh@braincomm.com
(212) 986-6667